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                                                             Exhibit 10.7



                                   HPSC, Inc.
                                 60 State Street
                        Boston, Massachusetts  02109-1803

                                                             As of  May 25, 1994

Raymond R. Doherty
242 Cross Street
Belmont, Massachusetts  02178

     Re:  First Amendment to Employment Agreement
          ---------------------------------------

Dear Ray:

     By unanimous resolution of the Board of Directors of HPSC, Inc. (the "Company") adopted at a meeting held May 25, 1994, as to which resolution you abstained from voting, the Company has agreed to amend the terms of your employment, as set forth in that certain letter agreement dated as of August 2, 1993 between you and the Company (your "Employment Agreement"), by adding the following new Paragraph 8 to your Employment Agreement:

     8. The Company shall (a) indemnify you for fees and expenses incurred in successfully enforcing against the Company your rights under this Agreement, and (b) pay your expenses incurred in enforcing your rights under this Agreement, in advance of a final disposition of the action relating to such enforcement, upon receipt of your undertaking to repay the amount advanced if the Company prevails upon the final disposition of such action.

     Pursuant to Paragraph 7 of your Employment Agreement, if you agree to the above amendment, please sign both copies of this letter and return one copy to the Company.

                                   Sincerely,

                                   HPSC, Inc.


                                   By:  ______________________________
                                        John Everets, Jr., Chairman and
                                             Chief Executive Officer


ACCEPTED:


__________________________________
Raymond R. Doherty